Exhibit 99.1

Kaiser Aluminum Corporation Announces Executive Leadership Transition

Fred Stephan Named President and CEO, Effective November 1, 2026

Keith Harvey to Transition to Executive Chairman Following 45-Year Career at Kaiser Aluminum

Franklin, Tennessee, August 17, 2026 (BUSINESS WIRE) -- Kaiser Aluminum Corporation (“Kaiser Aluminum” or the “Company”) (NASDAQ: KALU) today announced a leadership transition, with the Board of Directors appointing Fred Stephan as Chief Executive Officer and President, effective November 1, 2026, as part of its long-term succession planning process. He will be based in Franklin, Tennessee. Mr. Stephan succeeds Keith A. Harvey, who has led the Company since July 31, 2020, and has served as Chairman of the Board of Directors since January 1, 2025. Mr. Stephan will also join Kaiser Aluminum’s Board at the time of his appointment. Mr. Harvey will serve as a special advisor to Mr. Stephan through October 31, 2027, to support a seamless transition and remain on the Board as Executive Chairman.

Michael Arnold, Kaiser Aluminum’s Lead Independent Director, said, “After a deliberate and comprehensive CEO succession process, we are confident Fred possesses all of the qualities necessary to continue Kaiser Aluminum’s strong momentum and carry the Company forward into its next chapter. This transition reflects our Board’s commitment to strong governance, long-term value creation and continuity, and we believe the Company and its deep leadership team are well positioned to continue to execute our strategy.”

Mr. Arnold continued, “On behalf of the entire Board, we are grateful for Keith’s leadership over the past six years and his commitment to Kaiser Aluminum over the past 45 years. His contributions across every stage have been instrumental in shaping the Company into what it is today. Throughout his tenure, and particularly as CEO, he has built a strong operational and commercial team, created a multi-disciplined leadership development program to ensure consistency of our culture and strategic direction, and positioned Kaiser Aluminum as a highly differentiated leader in our industry."

“Fred is the right leader to execute on our strategic priorities and build on the strong foundation this team has created. Serving as CEO and President over the last six years has been the highlight of my career, and I feel so fortunate to have spent over four decades with this incredible Company. Kaiser Aluminum has extraordinary people and a culture I am deeply proud of, and I have never been more confident in its future. I look forward to working closely with Fred in my role as Executive Chairman and special advisor,” said Mr. Harvey.

“Kaiser Aluminum is an exceptional company, and I admire the highly differentiated business and brand, strong culture, and extraordinary team that Keith and this organization have built,” said Mr. Stephan. “I am excited to build on that foundation and continue to deliver value for shareholders, customers, and employees. I look forward to working closely with Keith, the Board, and the rest of the exceptional team to capitalize on the many opportunities ahead.”

About Fred Stephan

Over the past 38 years, Mr. Stephan has focused on identifying customer needs and developing value-added solutions while driving improved profitability and performance across a variety of complex global manufacturing operations. He most recently served as Chief Operating Officer of Amcor Global Flexible Packaging Solutions, where he oversaw global manufacturing, R&D and commercial functions, including sales, marketing and product management, for over 200 manufacturing sites, across more than 35 countries with 40,000 employees. From 2019 to 2024, Mr. Stephan served as a Business Group President of Amcor Flexibles North America following Amcor's acquisition of Bemis Company, where he had served as President of Bemis North America. Mr. Stephan also spent more than a decade in senior leadership roles at Johns Manville, a Berkshire Hathaway company. Earlier in his career, he held various leadership positions at General Electric Company, including serving as President and Chief Executive Officer of GE Lighting Systems. Mr. Stephan holds a Bachelor of Science degree in Electrical Engineering from Purdue University.

About Kaiser Aluminum Corporation

Kaiser Aluminum Corporation, headquartered in Franklin, Tenn., is a leading producer of semi-fabricated specialty aluminum products, serving customers worldwide with highly-engineered solutions for aerospace and high-strength, packaging, general engineering, automotive extrusions, and other industrial applications. The Company’s North American facilities produce value-added plate, sheet, coil, extrusions, rod, bar, tube, and wire products, adhering to traditions of quality, innovation, and service that have been key components of the culture since the Company was founded in 1946. The Company’s stock is included in the Russell 2000® index and the S&P Small Cap 600® index.

Forward-Looking Statements

This press release contains statements based on management’s current expectations, estimates and projections that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 involving known and unknown risks and uncertainties that may cause actual results, performance or achievements of the Company to be materially different from those expressed or implied. These factors include: (a) the effectiveness of management's strategies and decisions, including strategic investments, capital spending strategies, cost reduction initiatives, sourcing strategies, process and countermeasures implemented to address operational and supply chain challenges, and the execution of those strategies; (b) the execution and timing of strategic investments; (c) general economic and business conditions, including the impact of geopolitical factors and governmental and other actions taken in response, tariffs, cyclicality, reshoring, labor challenges, supply interruptions, scrap availability and pricing, customer operation disruptions, customer inventory imbalances and supply chain issues and other conditions that impact demand drivers in the aerospace/high strength, packaging, general engineering, automotive extrusions and other end markets the Company serves; (d) the Company’s ability to participate in mature and anticipated new automotive programs expected to launch in the future and successfully launch new automotive programs; (e) changes or shifts in defense spending due to competing national priorities; (f) pricing, market conditions and the Company’s ability to effectively execute its commercial and labor strategies, pass through cost increases, including the institution of surcharges, and flex costs in response to inflation, volatile commodity costs and changing economic conditions; (g) developments in technology; (h) the impact of the Company's future earnings, cash flows, financial condition, capital requirements and other factors on its financial strength and flexibility; (i) new or modified statutory or regulatory requirements; (j) the successful integration of the acquired operations and technologies; (k) stakeholder, including regulator and customer, views regarding the Company's sustainability goals and initiatives and the impact of factors outside of the Company's control on such goals and initiatives; and (l) other risk factors summarized in the Company's reports filed with the Securities and Exchange Commission, including the Company's Form 10-K for the year ended December 31, 2025. All information in this release is as of the date of the release. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

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